                                                                    EXHIBIT 4.11


                         COLLINS & AIKMAN PRODUCTS CO.,
                                   as Issuer,


                          COLLINS & AIKMAN CORPORATION,
                                  as Guarantor,


                                       AND


             FIRST UNION NATIONAL BANK (as successor in interest to
                 FIRST UNION NATIONAL BANK OF NORTH CAROLINA),
                                     Trustee


                             ----------------------

                          Second Supplemental Indenture

                          Dated as of February 8, 2001
                             ----------------------


                      Indenture, dated as of June 1, 1996,
         as supplemented and amended by the First Supplemental Indenture dated as of June 1, 1996
        among Collins & Aikman Products Co., as Issuer, Collins & Aikman
                         Corporation, as Guarantor, and
     First Union National Bank, as successor Trustee to First Union National
                            Bank of North Carolina,
                Relating to the 11 1/2% Senior Subordinated Notes
                                    Due 2006

                          SECOND SUPPLEMENTAL INDENTURE


                  SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of February 8, 2001, among Collins & Aikman Products Co., a Delaware corporation (the "Company"), Collins & Aikman Corporation, a Delaware corporation (the "Guarantor"), First Union National Bank (as successor in interest to First Union National Bank of North Carolina), a national banking association, as Trustee (the "Trustee").


                                    RECITALS


                  WHEREAS, the Company has previously executed and delivered an Indenture, dated as of June 1, 1996, as amended and supplemented by a First Supplemental Indenture, dated as of June 1, 1996 (together, the "Indenture") with the Trustee (capitalized terms used but not otherwise defined in this Second Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture); and

                  WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $400,000,000 aggregate principal amount of the Company's 11 1/2% Senior Subordinated Notes due 2006 (the "11 1/2% Notes"); and

                  WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Guarantor and the Trustee may enter into this Second Supplemental Indenture with the consent of a majority of the Holders of the 11 1/2% Notes; and

                  WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantor; and

                  NOW, THEREFORE, the Company and the Guarantor hereby covenant and agree with the Trustee for the equal and proportionate benefit of all Holders of the 11 1/2% Notes, as follows:


                                   ARTICLE ONE

                                    AMENDMENT


                  Section 1.1. Amendment of Certain Sections of Indenture. Subject to the other provisions hereof, and pursuant to Section 9.02 of the Indenture, the Indenture is hereby amended and supplemented solely with respect to the 11 1/2% Notes in the following respects:
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                                      -2-


                           (a) Additional Definitions. (i) Section 1.01 of the
                  Indenture is hereby supplemented for purposes of the 11 1/2% Notes to provide additional definitions in the appropriate sequence, as follows:

                  "Heartland" means Heartland Industrial Partners, L.P., a Delaware limited partnership, and its successors.

                  "JPS" means JPS Automotive, Inc. (formerly JPS Automotive Products Corp.), a Delaware corporation, and its successors.

                  "Primary Purchase" means the purchase from the Guarantor of Capital Stock of the Guarantor by Heartland and certain other investors for $125.0 million, the net proceeds of which will be contributed to the Company.

                  "Secondary Purchase" means the purchase of Capital Stock of the Guarantor by Heartland from the Blackstone Entities and Wasserstein Holdings for $135.0 million.

                  "Services Agreement" means that certain services agreement, to be dated the date of consummation of the Transaction, between the Company and Heartland or one of its Affiliates.

                  "Subsidiary Guarantor" means any Subsidiary of the Company that executes a guarantee of the 11 1/2% Notes in the form attached hereto as Exhibit E.

                  "Term Loan C Facility" means a certain credit facility of the Company in the principal amount of $100.0 million, originally entered into on May 12, 1999, as amended and restated.

                  "Term Loan D Facility" has the meaning assigned to such term in Section 5.07(b)(i) hereof.

                  "Transaction" means the Primary Purchase and the Secondary Purchase."

                  (b) The definition of "Bank Credit Facilities" in Section 1.01 of the Indenture is hereby amended by deleting the text contained therein and replacing it with the following:

                  "Bank Credit Facilities" means, collectively, the Revolving Facility, the Term Loan Facility, the Term Loan B Facility, the Term Loan C Facil-
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                                      -3-



                  ity and the Term Loan D Facility and, in each case, renewals, extensions, refinancings, replacements, amendments, restatements or refundings thereof, including any increases in the amount of borrowings permitted under the Indenture."

                  (c) Section 5.07(a) of the Indenture is hereby amended by deleting the text thereof and replacing it with the following:

                  "(a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Coverage Ratio would be greater than (i) 2.00 to 1.00, if such Indebtedness is Incurred on or prior to June 30, 1998, or (ii)
                  2.25 to 1.00 if such Indebtedness is Incurred on or after July 1, 1998 and on or prior to December 31, 2002 or (iii) 2.50 to
                  1.00 if such Indebtedness is Incurred on or after January 1, 2003."

                  (d) Section 5.07(b)(i) of the Indenture is hereby amended by deleting the "and" immediately preceding clause 5.07(b)(i)(C) and by inserting the following clause (D) at the end thereof:

                  "; and (D) Indebtedness of the Company, the Guarantor or any Restricted Subsidiary under a Term Loan D Facility (including related Guarantees, notes, letters of credit and security documents) (the "Term Loan D Facility") and under any agreement or instrument effecting a renewal, extension, refinancing, replacement, amendment, restatement or refunding of any Indebtedness permitted to be Incurred pursuant to this clause (D) in an aggregate principal amount that does not exceed $50 million less (1) the amount of all scheduled principal amortization payments that, pursuant to the terms of the Term Loan D Facility as in effect on the date of consummation of the Transaction, are required to be made plus
                  (2) the amount of all mandatory prepayments of principal of Indebtedness under the Term Loan D Facility or Indebtedness otherwise Incurred pursuant to this clause (D) that have been made through such date with the proceeds of any Asset Disposition by the Company or its Restricted Subsidiaries (other than any Asset Disposition of Non-Core Automotive Assets so long as an amount equal to 100% of the Net Available Proceeds from such Asset Disposition was invested within 365 days prior to, or is invested within


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                                      -4-


                  365 days after, the date of such Asset Disposition in additional Core Automotive Assets);"

                  (e) Section 5.07(b)(vii) of the Indenture is hereby amended by deleting the "and" immediately preceding clause 5.07(b)(vii)(D) and by inserting the following clause (E) at the end thereof:

                  "; and (E) Guarantees by JPS of Indebtedness under the Bank Credit Facilities."

                  (f) Section 5.07(b)(xii) of the Indenture is hereby amended by deleting the text thereof and replacing it with the following:

                  "(xii) Indebtedness of the Company or any Restricted Subsidiary, in addition to any Indebtedness Incurred pursuant to clauses (i) through (xi) above, which, together with any other Indebtedness Incurred pursuant to this clause (xii) and then outstanding, has an aggregate principal amount not in excess of $50 million."

                  (g) Section 5.10(a)(c)(2) of the Indenture is hereby amended by inserting the following proviso at the end of clause 5.10(a)(c)(2):

                  "provided, further, that only $15.0 million of the proceeds from the Primary Purchase shall be included for purposes of this clause (2);"

                  (h) Section 5.13(b)(iv) of the Indenture is hereby amended by deleting the text thereof and replacing it with the following:

                  "(iv) the payment of fees to, and reimbursement of expenses of, Heartland or any of its Affiliates in connection with the Transaction and pursuant to the Services Agreement, including, but not limited to (A) an annual advisory fee of $4.0 million and (B) after the first anniversary of the date of consummation of the Transaction, a transaction fee in connection with each acquisition or divestiture by the Company or the Guarantor (excluding sales and purchases in the ordinary course of business) in an amount equal to 1.0% of the aggregate total enterprise value of each such transaction;"

                  (i) Section 5.14 of the Indenture is hereby amended by deleting the text thereof and replacing it with the following:


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                                      -5-


                  "SECTION 5.14. Change of Control. Within 30 days of the occurrence of a Change of Control, unless the Company theretofore has mailed a redemption notice with respect to all of the Outstanding 11 1/2% Notes, the Company shall be required to make an Offer to Purchase all Outstanding 11 1/2% Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. A "Change in Control" shall be deemed to have occurred if (i)
                  (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Guarantor and (b) the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Guarantor than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Guarantor (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by another corporation (the "parent corporation"), if such other person beneficially owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or (ii) during any period of two consecutive years (or, in the case this event occurs within the first two years after the Issue Date, such shorter period as shall have begun on such date), individuals who at the beginning of such period constituted the Board of Directors of the Guarantor or the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Guarantor or the Company was approved by a vote of 66 2/3% of the directors of the Guarantor or the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Guarantor or the Company then in office. The term "Permitted Holder" shall mean Blackstone Partners, Blackstone Family Investment Partnership I L.P., Blackstone Advisory Directors Partnership L.P. and Blackstone

                  Capital Company II, L.L.C. and any of their Affiliates (the "Blackstone Entities"), Wasserstein/C&A Holdings, L.L.C. and any of its Affiliates ("Wasserstein Holdings") and Heartland and any of its Affiliates (the "Heartland Entities"). For purposes of clause (b) of this Section 5.14, the term "Permitted Holders" shall be deemed to include any other holder or holders of shares of the Guarantor having ordinary voting power if any Blackstone Entity, Wasserstein Holdings or any Heartland Entity shall hold the irrevocable general proxy of each such holder in respect of the shares held by such holder."

                  (j) Section 11.02(3) of the Indenture is hereby amended by deleting the text thereof and replacing it with the following:

                  "(3)  Intentionally omitted."

                  (k) Section 11.02 of the Indenture is hereby amended by inserting the following text immediately following clause 11.02(7):

                           "Notwithstanding the foregoing, the Opinion of
                  Counsel required by clause (6) above with respect to legal defeasance need not be delivered if all 11 1/2% Notes not previously delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Company."

                  (l) Exhibit E attached to this Second Supplemental Indenture is hereby added as Exhibit E to the Indenture.


                                   ARTICLE TWO

                                  MISCELLANEOUS


                  Section 2.1. Effect of Second Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by the Company, the Guarantor and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the 11 1/2% Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Article 1 of this Second Supplemental Indenture shall be effective only upon the consummation of the transactions contemplated by (i) the share


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                                      -7-


purchase agreement dated as of January 12, 2000 between the Guarantor and Heartland Industrial Partners, L.P. ("Heartland") and (ii) the share purchase agreement dated as of January 12, 2000 by and among Blackstone, Wasserstein and Heartland, in each case, as amended, supplemented or otherwise modified from time to time.

                  Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

                  Section 2.3. Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to the Indenture, and forms a part of the Indenture for all purposes.

                  Section 2.4. Conflict with Trust Indenture Act. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision which is required to be included in the Indenture or this Second Supplemental Indenture, as the case may be, by any of Sections 310 through 317, inclusive, of the Trust Indenture Act of 1939, such required provision shall control.

                  Section 2.5. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 2.6. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                  Section 2.7. Benefits of Second Supplemental Indenture, Etc. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

                  Section 2.8. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company and the Guarantor shall bind their successors and assigns, whether so expressed or not.

                  Section 2.9. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantor; the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

                  Section 2.10. Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

                  Section 2.11. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

                  Section 2.12. Counterparts. This Second Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                            [Signature Page Follows]


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                                      -9-

                  IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.

                           COLLINS & AIKMAN PRODUCTS CO.



                           By:          /s/ Rajesh Shah
                              ----------------------------------------
                           Title: Executive V.P., and
                                  Chief Financial Officer
                               -----------------------------------------



                           COLLINS & AIKMAN CORPORATION



                           By:          /s/ Rajesh Shah
                                    -------------------------------------------
                           Title: Executive V.P., and
                                     Chief Financial Officer
                                     ------------------------------------------



                           FIRST UNION NATIONAL BANK (AS SUCCESSOR IN INTEREST TO FIRST UNION NATIONAL BANK OF NORTH CAROLINA), as Trustee



                           By:          /s/ Paul Anatrella
                                    -------------------------------------------
                                     Title: Vice-President

                                                                       EXHIBIT E


                          FORM OF SUBSIDIARY GUARANTEE


                  Each of the undersigned (the "Subsidiary Guarantors"), jointly and severally unconditionally guarantee on a senior subordinated basis (such guarantee by each Subsidiary Guarantor being referred to herein as the "Guarantee"), (i) the due and punctual payment of the principal of and interest on the Notes, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article Fifteen of the Indenture (with each reference to "Guarantor" in such Article Fifteen of the Indenture to include the undersigned Subsidiary Guarantors) and
(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, subject to any applicable grace period, by acceleration or otherwise.

                  The obligations of each Subsidiary Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Fifteen of the Indenture, and reference is hereby made to such Indenture for the precise terms of the Guarantee therein made.

                  No stockholder, officer, director, employee or incorporator, as such, past, present or future, of each Subsidiary Guarantor shall have any liability under the Guarantee by reason of his or its status as such stockholder, officer, director, employee or incorporator.

                  The Guarantee shall not be valid or obligatory for any purpose until this Guarantee shall have been executed by the manual signature of one of the authorized officers of each Subsidiary Guarantor.

                                          [GUARANTOR]


                                          By:
                                             --------------------------------
                                             Name:
                                             Title: